Pricing Term Sheet

Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated July 19, 2010
Relating to Preliminary Prospectus Supplement dated July 13, 2010 to Prospectus dated July 13, 2010
Registration No. 333-168077

July 19, 2010

Bancolombia S.A.
US$620,000,000 of 6.125% Subordinated Notes due 2020

Issuer:	Bancolombia S.A.
Title of Security:	6.125% Subordinated Notes due 2020
Security Type:	SEC Registered
Principal Amount:	US$620,000,000
Maturity Date:	July 26, 2020
Optional Redemption	None
Interest Payment Dates:	Each January 26 and July 26, commencing January 26, 2011
Yield to Maturity:	6.341%
Coupon:	6.125%
Price to Public:	98.418%
Benchmark Treasury:	3.500% due May 15, 2020
Benchmark Treasury Yield:	2.966%
Spread to Benchmark Treasury:	337.5 basis points
Pricing Date	July 19, 2010
Expected Settlement Date:	July 26, 2010 (T+5)
CUSIP Number:	05968LAB8
ISIN Number:	US05968LAB80
Day/Count:	30/360
Minimum Denominations	US$2,000 x US$1,000
Listing:	Issuer has applied to list the notes on the New York Stock Exchange
Ratings:[1]	Baa3 (Moodys) /BB+ (Fitch)
Bookrunners:	Banc of America Securities LLC J.P. Morgan Securities Inc.

A preliminary prospectus supplement of Bancolombia accompanies the free-writing prospectus and is available from the SEC’s website at:
http://www.sec.gov/Archives/edgar/data/1071371/000095012310065273/0000950123-10-065273-index.htm

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement, the documents incorporated by reference therein, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it from Banc of America Securities LLC, telephone: 1-800-294-1322, or J.P. Morgan Securities Inc., telephone: 1-866-846-2874.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

1 A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.